Exhibit 10.5

MASTER AGREEMENT

This Master Agreement (the “Agreement”), dated 05/31/2021, is between Compute North LLC (“Compute North”) and EdgeMode Inc. (“Customer”). In consideration of the promises set forth below, the parties agree as follows:

1.	Services. Subject to the terms and conditions of this Agreement, Compute North shall provide, and Customer shall pay for, the colocation, managed and other services (the “Services”) for Customer’s equipment (the “Equipment”) identified on the order form attached hereto as Exhibit A, as may be updated in writing and duly signed by Customer and Compute North from time to time (the “Order Form”). Compute North shall provide the Services consistent with, and as more fully described in, its customer handbook (the “Customer Handbook”), available at www.computenorth.com/handbook-sla.pdf and incorporated herein, as Compute North may update from time to time in is sole discretion.

2.	Colocation Services.

2.1.	Colocation Facility. Compute North will provide cryptocurrency mining facility, including rack space, electrical power, ambient air cooling, internet connectivity and physical security (“Colocation Services”) for the Equipment at the Compute North facility specified the Order Form (the “Facility”) in accordance with the Customer Handbook.

2.2.	Acceptable Use Policy. Customer’s receipt of Colocation Services and its use of Equipment under this Agreement is subject to Customer’s compliance with Compute North’s then-current Acceptable Use Policy, available at www.computenorth.com/acceptable-use-policy and incorporated herein, as Compute North may update from time to time in its sole discretion.

2.3.	Customer Portal. Compute North will provide Customer with access to its customer portal (the “Customer Portal”). Customer’s access to and use of the Customer Portal is subject to, and Customer agrees to be bound by, Compute North’s Terms of Use, available at www.computenorth.com/terms-of-use/ and incorporated herein, as Compute North may update from time to time in its sole discretion. All written notices required by Customer under this Agreement shall be submitted using the Customer Portal.

2.4.	Transfer of Equipment. Customer shall provide prompt written notice to Compute North if it transfers legal title to any Equipment to a third party. In the event of such a transfer, Customer shall remain obligated to pay Compute North the Monthly Service Fees for the transferred Equipment for the remainder of the term applicable to such Equipment (the “Equipment Term”) unless and until such Equipment is placed into service under, and is subject to, a collocation agreement between the acquiring third party and Compute North, which shall be at Compute North’s sole discretion.

2.5.	Transfer of Services. Customer may not sublicense, assign, delegate or otherwise transfer its receipt of Colocation Services under this Agreement to any third party without Compute North’s express written consent, which Compute North may withhold in its sole discretion. In the event Compute North gives consent, Customer shall remain fully responsible and liable to Compute North for the performance of all of Customer’s obligations under this Agreement, and under no circumstances shall Compute North be deemed to be providing any Colocation Services to any third party for Customer or on its behalf.

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3.	Managed Services.

3.1.	Managed Services. Compute North will provide managed services for the Equipment as elected on the Order Form (“Managed Services”). Compute North will provide Managed Services in a professional and workmanlike manner consistent with the Customer Handbook. If Customer does not elect Managed Services, Customer shall be solely responsible for configuring and maintaining the Equipment remotely via VPN.

3.2.	Third-Party Management. Customer shall notify Compute North if it engages a third party to provide services on its behalf with respect to the Equipment. Customer shall be fully responsible and liable to Compute North under this Agreement for any acts or omissions by any third-party service provider acting for or on its behalf.

4.	Hardware Acquisition. Compute North agrees to sell to Customer, and Customer agrees to buy from Compute North, such hardware, if any, elected on the Order Form (“Acquired Hardware”). A deposit equal to fifty percent (50%) of the fee set forth on the Order Form (the “Hardware Deposit”) shall be due and payable as of the date on which Compute North and Customer have both executed the Order Form, with the remaining amount due and payable by the earlier of (a) the date on which Compute North notifies Customer that the Acquired Hardware has been shipped or (b) thirty (30) days after the Hardware Deposit. Legal title to the Acquired Equipment only shall transfer to Customer when the fee for the Acquired Hardware is paid in full. The Acquired Hardware shall be Equipment subject to this Agreement upon its delivery to the Facility. Customer solely shall be responsible for determining whether the Acquired Hardware is fit and suitable for its particular purposes. Customer acknowledges that no warranty, express or implied, is provided by Compute North for any Acquired Hardware and agrees that the only warranties associated therewith are the warranties, if any, offered or made by the manufacturers thereof.

5.	Term and Termination.

5.1.	Term. This Agreement shall be effective as of the date on which it has been executed by both Compute North and Customer (the “Effective Date”), and shall remain in effect for the remainder of any Equipment Term set forth on the Order Form. The Equipment Term for the Equipment shall commence as of the date Compute North notifies Customer in writing that such Equipment has been received and turned on by Compute North.

5.2.	Equipment Return. Upon Customer’s written request, and provided Customer has paid all amounts then due and owing under this Agreement, Compute North shall decommission and return the corresponding Equipment to Customer upon the expiration of an Equipment Term as provided in Section 10.4.

5.3.	Termination for Cause. Compute North may terminate this Agreement for cause immediately upon written notice to Customer if Customer: (a) fails to make any payment(s) due pursuant to this Agreement; (b) violates, or fails to perform or fulfill any covenant or provision of this Agreement, and any such matter is not cured within ten (10) days after written notice from Compute North; (c) enters into bankruptcy, dissolution, financial failure or insolvency; or (d) enters into an assignment, sale or merger with a third party, unless approved in writing in advance by Compute North (each, a “Default”).

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Effect of Default. In the event of a Default by Customer, Compute North shall have the right, but not the obligation, to terminate this Agreement on written notice to Customer, and Customer shall pay immediately to Compute North all amounts then owed under this Agreement and, as liquidated damages and not a penalty, all amounts due for the remainder of the applicable term of the Agreement. If Customer fails to make any such payments, in addition to any other rights and remedies it may have, Compute North shall have the right to (a) sell or retain possession of, (b) reconfigure for Compute North’s use, or (c) remove and store at Customer’s expense, all or any portion of the Equipment without any cost, obligation or liability of Compute North to Customer.

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6.	Fees and Payment.

6.1.	Initial Fees. The Initial Setup Fees and Initial Deposit set forth on the Order Form and any Hardware Deposit shall be due and payable as of the date on which Compute North and Customer have both executed the Order Form. The Initial Setup Fees, Initial Deposit and Hardware Deposit are non- refundable and non-transferrable under any circumstance.

6.2.	Monthly Fees. On the first day of every month during the Term of this Agreement, Customer shall pay Compute North the Monthly Service Fees and Monthly Package Fees (collectively, the “Fees”) set forth on the Order Form. Compute North reserves the right to adjust the Monthly Service Fees if the configuration or performance of the Equipment differs materially from that stated on the Order Form, as reasonably determined by Compute North.

6.3.	Taxes. All amounts payable by Customer under this Agreement are exclusive of, and Customer shall solely be responsible for paying, all taxes, duties and fees, including federal, state and local taxes on manufacture, sales, gross income, receipts, occupation and use, not based on Compute North’s income that arise out of this Agreement.

6.4.	Payment Method. All payments due and owing under this Agreement shall be made through automated clearing house (“ACH”) transfers by Compute North from an account established by Customer at a United States bank designated by Customer (the “Payment Account”). Customer hereby agrees to execute and deliver to Compute North or its ACH payment agent an authorization agreement authorizing Compute North to initiate ACH transfers from the Payment Account to Compute North in the amounts required or permitted under this Agreement. For as long as this Agreement remains effective, Customer shall be responsible for all costs, expenses or other fees and charges incurred by Compute North as a result of any failed or returned ACH transfers, whether resulting from insufficient sums being available in the Payment Account or otherwise. Any other payment method must be pre-authorized by Compute North and will be subject to a fee.

6.5.	Service Credits. All requests for service credits will be governed by the then-current Compute North credit policy published at www.computenorth.com/credit-request. All requests for service credits must be submitted to Compute North online via this link.

6.6.	All amounts payable by Customer under this Agreement are exclusive of, and Customer shall solely be responsible for paying, all taxes, duties and fees, including federal, state and local taxes on manufacture, sales, gross income, receipts, occupation and use, not based on Compute North’s income that arise out of this Agreement, including requirements for renewable energy certificates, allowances or other carbon offsets required by or otherwise necessary for compliance with any federal, state, local or other applicable law.

7.	Security Interest. Customer hereby grants a security interest in the Equipment and Acquired Hardware in favor of Compute North to secure the obligations of Customer under this Agreement. Compute North may, at such time as it determines appropriate, file a UCC 1 Financing Statement in such places as it determines to evidence the security interest granted by Customer to Compute North under this Agreement. Customer represents and warrants that it has not granted a security interest in the Equipment or Acquired Hardware in favor of a third party priority over the security interest granted to Compute North herein.

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8.	Network and Access.

8.1.	Network. Compute North will provide a minimum of 100 mbps of local network connectivity to each piece of Equipment on a single Ethernet segment. Customer may elect to use Compute North’s standard firewall and Dynamic Host Configuration Protocol (“DHCP”) services by notifying Compute North in writing. Customer is solely responsible for all network and device security, including providing an appropriate firewall and managing passwords. Customer acknowledges and agrees that Compute North may monitor Customer’s network usage and traffic and Customer hereby authorizes Compute North to access, collect and use data relating to the Equipment and Customer’s use thereof.

8.2.	Access. Only those persons specifically authorized by Compute North in writing may access the Facility. Compute North may deny or suspend Customer’s access to the Equipment based on Compute North’s then-current Security Policies and Procedures, which include, but are not limited to:

8.2.1.	All access into the Facility must be supervised by a Compute North representative;

8.2.2.	Customer shall provide two (2) day’ written notice to Compute North prior to any maintenance or repair of the Equipment;

8.2.3.	Customer shall perform Equipment maintenance and repairs during normal business hours (Monday-Friday, 7AM – 6PM Central Time);

8.2.4.	Customer may request immediate or after-hour access to the Facility to perform emergency maintenance. Compute North will make every reasonable attempt to accommodate Customer’s after-hour emergency access requests.

Customer shall be solely responsible for any damage or loss caused by anyone acting for or on its behalf while at the Facility.

8.3.	Hazardous Conditions. If, in the reasonable discretion of Compute North, any hazardous conditions arise on, from, or affecting the Facility, whether caused by Customer or a third party, Compute North is hereby authorized to suspend service under this Agreement without subjecting Compute North to any liability.

8.4.	Demand Response/Load Resource Participation Program. Customer acknowledges and understands that Compute North participates in various Demand Response/Load Resource Participation Programs (“LRP Program”) at its facilities. As set forth in the Customer Handbook, the LRP Program provides the local grid operator with the capability to shut off the power load serving Compute North customers in response to emergency load situations. Customer agrees that the Fees reflect Compute North’s participation in the LRP Program and that Compute North shall have no liability to Customer for any actions or omissions due to or resulting from its participation in the LRP Program.

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9.	Pause and Reactivation.

9.1.	Equipment Pause. At Compute North’s sole discretion, and provided that Customer has paid all amounts then due and owing under this Agreement, Compute North may permit Customer may pause and suspend Services for specified Equipment (“Paused Equipment”). The pause shall remain in effect until the earlier of (i) the six (6) month anniversary of the date upon which Services were paused and suspended and (ii) the date upon which Customer gives written notice to Compute North that it intends to resume use of the Paused Equipment. If Customer does not resume use of the Paused Equipment by the six (6) month anniversary of the date upon which Services were paused, Customer agrees that legal title to the Equipment shall transfer to Compute North and this Agreement shall be deemed terminated with respect to such Equipment.

9.2.	Reconfiguration. While Services are paused, Compute North may reconfigure and use the Paused Equipment for and on its own behalf. Such use may include revoking Customer’s access to the Paused Equipment and reconfiguring the Paused Equipment so that all profits accrue to Compute North’s benefit without owing any compensation, payment or other consideration to Customer. Compute North also may remove and store at Customer’s risk and expense all or a portion of the Equipment and provide the space previously occupied thereby to a third party without any cost, obligation or liability to Customer. Customer acknowledges and agrees it is and shall remain solely liable for the Paused Equipment at all times during which service is paused and suspended and that Compute North shall not have any liability to Customer for its use of the Paused Equipment or for any loss, deletion or corruption of Customer’s data or files on the Paused Equipment.

9.3.	Fees During Pause. Upon reconfiguration of the Paused Equipment by Compute North, Customer shall not owe Fees with respect thereto. Customer otherwise shall remain liable to Compute North for all amounts due and payable with respect to the Paused Equipment, and the Equipment Term for such Paused Equipment shall be extended by a like period.

9.4.	Reactivation. Within five (5) business days of receiving written notice from Customer, Compute North shall reconfigure the identified Paused Equipment for Customer’s use. Customer shall pay Compute North its then-current Setup Fee for each device reconfigured for Customer’s use, which shall be due and payable to Compute North with its next monthly invoice following reconfiguration.

10.	Removals and Relocation of Equipment.

10.1.	Relocation. Compute North may require Customer to relocate the Equipment within the facility or to another Compute North facility upon twenty (20) days’ prior written notice to Customer, provided that the site of relocation shall afford comparable environmental conditions for the Equipment and comparable accessibility to the Equipment. Notwithstanding the foregoing, Compute North shall not arbitrarily or capriciously require Customer to relocate the Equipment. If the Equipment is relocated according to this Section, the reasonable costs of relocating the Equipment and improving the Facility to which the Equipment will be relocated shall be borne by Compute North.

10.2.	Interference. If at any time the Equipment causes unacceptable interference to existing or prospective Compute North customers or their Equipment in Compute North’s reasonable opinion, Compute North may require Customer to remove or relocate the Equipment at Customer's sole expense. If Customer is unable to cure such interference by relocating the Equipment, Compute North may terminate this Agreement without further obligation to Customer under this Agreement.

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10.3.	Emergency. In the event of an emergency, as determined in Compute North’s reasonable discretion, Compute North may rearrange, remove, or relocate the Equipment without any liability to Compute North. Notwithstanding the foregoing, in the case of emergency, Compute North shall provide Customer, to the extent practicable, reasonable notice prior to rearranging, removing, or relocating the Equipment.

10.4.	Equipment Return. Provided that Customer has paid all amounts then due and owing under this Agreement, Compute North shall decommission and make the corresponding Equipment available to Customer for pickup at, or shipment from, the Facility within five (5) business days of Customer’s written request. Customer shall be responsible for packing and removing the Equipment from the Facility at its sole cost, expense and risk within seven (7) business days of the date on which Compute North notifies Customer that the Equipment is available for return. If Customer does not remove the Equipment as provided herein, Customer agrees that legal title to the Equipment shall transfer to Compute North. Customer shall remain liable to Compute North for all amounts due for the remainder of the applicable Equipment Term for such Equipment, if any.

11.	Customer Responsibilities.

11.1.	Compliance with Laws. Customer’s use of the Facility and the Equipment located at the Facility must at all times conform to all applicable laws, including international laws, the laws of the United States of America, the laws of the states in which Customer is doing business, and the laws of the city, county and state where the Facility is located.

11.2.	Licenses and Permits. Customer shall be responsible for obtaining any licenses, permits, consents, and approvals from any federal, state or local government that may be necessary to install, possess, own, or operate the Equipment.

11.3.	Insurance. Customer acknowledges that Compute North is not an insurer and Equipment is not covered by any insurance policy held by Compute North. Customer is solely responsible for obtaining insurance coverage for the Equipment. Customer shall have commercial general liability insurance for both bodily injury and property damage.

11.4.	Equipment in Good Working Order. Except with respect to Acquired Hardware, Customer shall be responsible for delivering the Equipment to the Facility in good working order and suitable for use in the Facility. Customer shall be responsible for any and all costs associated with the troubleshooting and repair of Equipment received in non-working order, including parts and labor at Compute North’s then-current rates. Compute North is not responsible in any way for installation delays or loss of profits as a result of Equipment deemed not to be in good working order upon arrival at Facility.

11.5.	Modification or Overclocking of Equipment. Customer shall notify and obtain prior written approval from Compute North before any material modifications, alternations, firmware adjustments, over- or under-clocking, or other changes are made to Equipment (“Modified Equipment”) that is intended to or might cause the Equipment’s performance to deviate from the standard or factory specifications. If Compute North determines that any Equipment has been materially altered or modified without Compute North’s prior written approval (“Non-Compliant Equipment”), it shall be an event of Default. In addition to any other right or remedy it might have, a Default pursuant to this Section shall subject Customer to a Non-Compliant Equipment fee equal to twenty-five percent (25%) of the monthly Fees for such Equipment for each month Equipment was non-compliant.

11.6.	Representations. Customer represents and warrants that (i) it is properly constituted and organized, (ii) it is duly authorized to enter into and perform this Agreement, and (iii) the execution and delivery of this Agreement and its performance of its duties hereunder will not violate the terms of any other agreement to which it is a party or by which it is bound.

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12.	Common Carrier. Compute North and Customer agree that Compute North is acting solely as a common carrier in its capacity of providing the Service hereunder and is not a publisher of any material or information. Furthermore, Compute North has no right or ability to censor materials or information traversed through Compute North’s networks.

13.	Warranty and Disclaimer. COMPUTE NORTH MAKES NO WARRANTIES OR GUARANTEES RELATED TO THE AVAILABILITY OF SERVICES OR THE OPERATING TEMPERATURE OF THE FACILITY. THE SERVICES, THE FACILITY AND ANY ACQUIRED HARDWARE ARE PROVIDED “AS IS.” COMPUTE NORTH DOES NOT PROVIDE MECHANICAL COOLING OR BACKUP POWER AND THE FACILITY IS SUBJECT TO SWINGS IN LOCAL TEMPERATURE, WIND, HUMIDITY AND OTHER CONDITIONS. COMPUTE NORTH MAKES NO WARRANTY WHATSOEVER, AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, WITH RESPECT TO GOODS AND SERVICES SUBJECT TO THIS AGREEMENT, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY OF NONINFRINGEMENT AND (D) WARRANTY AGAINST INTERFERENCE. COMPUTE NORTH DOES NOT WARRANT THAT (A) THE SERVICE SHALL BE AVAILABLE 24/7 OR FREE FROM INTERRUPTION; (B) THE SERVICE OR ACQUIRED HARDWARE WILL MEET CUSTOMER’S REQUIREMENTS OTHER THAN AS EXPRESSLY SET FORTH HEREIN; OR (C) THE SERVICE OR ACQUIRED HARDWARE WILL PROVIDE ANY FUNCTION NOT EXPRESSLY DESIGNATED AND SET FORTH HEREIN.

14.	Limitation of Liability.

14.1.	Customer understands and acknowledges that, in certain situations, Services and Equipment functionality may be unavailable due to factors outside of Compute North’s control. This includes, but is not limited to force majeure, weather, network failures, pool operator failures, denial of service attacks, currency network outages, hacking or malicious attacks on the crypto networks or exchanges, power outages, or Acts of God. COMPUTE NORTH SHALL HAVE NO OBLIGATION, RESPONSIBILITY, OR LIABILITY FOR ANY OF THE FOLLOWING: (A) ANY INTERRUPTION OR DEFECTS IN THE EQUIPMENT FUNCTIONALITY CAUSED BY FACTORS OUTSIDE OF COMPUTE NORTH’S REASONABLE CONTROL; (B) ANY LOSS, DELETION, OR CORRUPTION OF CUSTOMER’S DATA OR FILES WHATSOEVER; (C) ANY LOST REVENUE TO CUSTOMER DURING OUTAGES, EQUIPMENT FAILURES, ETC.; (D) DAMAGES RESULTING FROM ANY ACTIONS OR INACTIONS OF CUSTOMER OR ANY THIRD PARTY NOT UNDER COMPUTE NORTH’S CONTROL; OR (E) DAMAGES RESULTING FROM EQUIPMENT OR ANY THIRD PARTY EQUIPMENT.

14.2.	IN NO EVENT SHALL COMPUTE NORTH BE LIABLE TO CUSTOMER OR ANY OTHER PERSON, FIRM, OR ENTITY IN ANY RESPECT, INCLUDING, WITHOUT LIMITATION, FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF MISTAKES, NEGLIGENCE, ACCIDENTS, ERRORS, OMISSIONS, INTERRUPTIONS, OR DEFECTS IN TRANSMISSION, OR DELAYS, INCLUDING, BUT NOT LIMITED TO, THOSE THAT MAY BE CAUSED BY REGULATORY OR JUDICIAL AUTHORITIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OBLIGATIONS OF COMPUTE NORTH PURSUANT TO THIS AGREEMENT. COMPUTE NORTH’S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY, OR OTHERWISE, SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE AMOUNTS ACTUALLY RECEIVED BY COMPUTE NORTH FROM CUSTOMER IN THE TWELVE (12) MONTHS PRIOR TO THE DATE OF THE EVENT GIVING RISE TO THE CLAIM.

14.3.	Remedy. Customer’s sole remedy for Compute North’s non-performance of its obligations under this Agreement shall be a refund of any fees paid to Compute North for the then-current service month. Unless applicable law requires a longer period, any action against Compute North in connection with this Agreement must be commenced within one (1) year after the cause of the action has accrued.

14.4.	Insurance loss. Customer agrees to look exclusively to Customer’s insurer to recover for injury or damage in the event of any loss or injury, and releases and waives all right of recovery against Compute North.

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15.	Indemnification. Customer shall indemnify, hold harmless and defend Compute North, its subsidiaries, employees, agents, directors, owners, executives, representatives, and subcontractors from any and all third- party liability, claim, judgment, loss, cost, expense or damage, including attorneys’ fees and legal expenses, arising out of or relating to the Equipment or Customer’s use thereof, or any injuries or damages sustained by any person or property due to any direct or indirect act, omission, negligence or misconduct of Customer, its agents, representatives, employees, contractors and their employees and subcontractors and their employees, including due to a breach of this Agreement by Customer. Customer shall not enter into any settlement or resolution with a third party under this section without Compute North’s prior written consent, which shall not be unreasonably withheld.

16.	Miscellaneous.

16.1.	Lease Agreement. Compute North may lease certain premises in the Facility from the Facility’s owner (“Leaser”) pursuant to a lease agreement (“Lease”). Customer is not a party to or a beneficiary under such Lease, if any, and has no rights thereunder; however, Customer shall be required to adhere to any and all rules of operation established by Leaser for the Facility. Whether owned or leased by Compute North, Customer acknowledges and agrees that it does not have, has not been granted, and will not own or hold any real property interest in the Facility, that it is a licensee and not a tenant, and that it does not have any of the rights, privileges or remedies that a tenant or lessee would have under a real property lease or occupancy agreement.

16.2.	Entire Agreement. This Agreement, including the Order Form and any documents referenced herein, constitutes the parties’ entire understanding regarding its subject and supersedes all prior or contemporaneous communications, agreements and understanding between them relating thereto. Customer acknowledges and agrees that it has not, and will not, rely upon any representations, understandings, or other agreements not specifically set forth in this Agreement. This Agreement shall not be superseded, terminated, modified or amended except by express written agreement of the parties that specifically identifies this Agreement.

16.3.	Waiver, Severability. The waiver of any breach or default does not constitute the waiver of any subsequent breach or default. If any provision of this Agreement is held to be illegal or unenforceable, it shall be deemed amended to conform to the applicable laws or regulations, or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall continue in full force and effect.

16.4.	Assignment. Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by Customer in whole or in part, without the prior written consent of Compute North at its sole discretion. Compute North may at any time assign, transfer, delegate or subcontract any or all of its rights or obligations under this Agreement without Customer’s prior written consent. Subject to the restrictions on assignment of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and assigns.

16.5.	Force Majeure. Neither party shall be liable in any way for delay, failure in performance, loss or damage due to any of the following force majeure conditions: fire, strike, embargo, explosion, power failure, flood, lightning, war, water, electrical storms, labor disputes, civil disturbances, governmental requirements, acts of civil or military authority, acts of God, acts of public enemies, inability to secure replacement parts or materials, transportation facilities, or other causes beyond its reasonable control, whether or not similar to the foregoing. This also includes planned service and maintenance needs.

16.6.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, without giving effect to principals of conflicts of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts located in the State of Minnesota, and Recipient consent to the exclusive jurisdiction and venue of such courts. An action by a party to enforce any provision of this Agreement shall not relieve the other party from any of its obligations under this Agreement, and no failure to enforce any provision of this Agreement shall constitute a waiver of any future default or breach of that or any other provision.

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16.7.	Relationship of the Parties. The parties agree that their relationship hereunder is in the nature of independent contractors. Neither party shall be deemed to be the agent, partner, joint venturer or employee of the other, and neither shall have any authority to make any agreements or representations on the other’s behalf. Each party shall be solely responsible for the payment of compensation, insurance and taxes of its own personnel, and such personnel are not entitled to the provisions of any employee benefits from the other party. Neither party shall have any authority to make any agreements or representations on the other’s behalf without the other’s written consent. Additionally, Compute North shall not be responsible for any costs and expenses arising from Customer’s performance of its duties and obligations pursuant to this Agreement.

16.8.	Third-Party Beneficiaries. Nothing in this Agreement is intended, nor shall anything herein be construed to confer any rights, legal or equitable, in any person or entity other than the parties hereto and their respective successors and permitted assigns.

16.9.	Construction; Interpretation. Unless the context otherwise requires, words in the singular include the plural, and in the plural include the singular; masculine words include the feminine and neuter; “or” means “either or both” and shall not be construed as exclusive; “including” means “including but not limited to”; “any” and “all” shall not be construed as terms of limitation; and, a reference to a thing (including any right or other intangible asset) includes any part or the whole thereof. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation and construction of this Agreement, and this Agreement shall be construed as having been jointly drafted by the parties. The titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes and shall not be used to interpret or construe the terms of this Agreement.

16.10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement in a manner appropriate to each and with the authority to do so as of the date set forth below.

Compute North LLC	Customer:

By: /s/ Kyle Wenzel	By: Charlie Faulkner
Name: Kyle Wenzel	Name: Charlie Faulkner
Its: VP, Sales	Its: CEO

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Exhibit A – Order Form CNv202011_9 Pg. 1 {921548 4:4 } Customer: EdgeMode Facility : TBD Equipment and Fees: Batch # 001 Order Type ց Ne w Order տ Ren e wa l տ C hang e Order Equipment Quantity Model Unit Efficiency (W/TH) 11,571 Katena K10 Miner (90+TH) 35 Hosting Services Rate (USD) $0.050 / kWh (Anticipated Daily Rate: $46,920.00) Total Monthly Package Fee (per unit) Select @ $3.00 Equipment Term 5 Years Initial Setup Fee $0.00 Pricing Tiers: H osting Services Rate is contingent upon total MW of live miners and will follow the below pricing tiers, with intentions of growing our partnership to 250MW of hosting capacity. Compute North will take commercially reasonable efforts to structure a < $0.049 kWh rate upon 100MW+ deployment. Live MW Hosting Services Rate (USD) 0 – 49.9 $0.050 50+ $0.049 Package Details: Basic Select Premier Core Features Equipment Customer Provided Customer Provided Customer Provided Equipment Managed No Yes Yes Rack Space X X X 240V Power X X X Ambient Air Cooling X X X Redundant Internet Connectivity X X X Physical Security X X X Technical Support Basic Remote Hands X X X Advanced Remote Hands X X SLA Level Network & Power Hashrate Performance Hashrate Performance VPN Access X RMA Processing X X Premium Features Miner Configuration X X Miner Monitoring X X Alert Management and Proactive Response X X Automated Rules - based Reboots X X

Stock Firmware Upgrades X X Compute North Pool (U.S. - based pool) X Pool to Hash Performance Monitoring, Audit, Reconciliation X Discounted Pool Fee X Performance Enhancing Firmware • Overclocking, Underclocking, Auto - tuning, Upgrades • Customer provided (subject to Compute North approval) or • Compute North provided (miner model limited) X Payment and Billing Terms: ☐ Initial Setup Fee : Initial Setup Fee is due upon execution of this Order Form . ☐ Deposits : ▪ Last month of Monthly Service and Select Package Fees (“Initial Deposit”) quantified at $ 1 , 586 , 297 are due September 30 , 2021 . The Initial Deposit will include down payment for the 3 . 3 MW going live January 1 st, 2022 as well as the Select Package fees for initial number of machines . Equipment installation will not begin until received . ▪ $ 1 , 427 , 150 + $ 34 , 713 + $ 120 , 450 + $ 3 , 984 = $ 1 , 586 , 297 ▪ This equates to Last month of Monthly Service + Select Package Fees for month 60 + month at 3 . 3 MW + Select Fees for initial 1 , 328 machines . ▪ Last month value deposit of each new/true up MW volume as well as the Select Package fees for the additional machines will be due four (4) months in advance of the new volume go live in place of our typical 2 nd month initial deposit . We are providing this based on your scaling volumes . * Sample deposit table for 2021 based on current projections. Deposit amounts will change based on MW needs, additional machine volumes and go live dates. ☐ Monthly Fees: ▪ The Monthly Service Fees are payable based on the actual hashrate performance of the Equipment per miner type per location as a percentage of the anticipated monthly hashrate per miner type . Customer shall pay a minimum service fee monthly in advance equal to seventy percent ( 70% ) of the Monthly Service Fees (the “Minimum Service Fee”) . ▪ The Minimum Service Fee is nonrefundable . Any Monthly Service Fee owed in excess of the Minimum Service Fee based on the actual hashrate performance of the Equipment will be invoiced monthly in arrears and subject to the hashrate performance adjustment . Customer is not eligible for service credits under Section 6 . 5 of the Master Agreement or otherwise . ▪ Monthly Service Fees and Monthly Package Fees will be invoiced monthly beginning on the date of Installation and are due upon receipt of invoices submitted by Compute North . Late payments will incur interest at the lesser of 1 . 5 % per month ( 18 % annum) or the maximum amount allowed under applicable law . ▪ Pricing is subject to monthly automated ACH payments . Other payment methods may be subject to a service fee . ▪ Order Form signature due by May 31 st , 2021 . CNv202011_9 Pg. 2 {921548 4:4 }

Billing Example Anticipated Daily Rate Period (Days in the Month) Number of Units Expected Total Monthly Service Fees $4.00 30 10 $1200.00 x 70% Monthly Minimum Service Fee $840.00 Billing Example: 96% hashrate performance Billing Example: 105% hashrate performance $1200.00 - $28.80 $1200.00 36.00 Expected Total Monthly Service Fees Hashrate Performance Adjustment ( - 2.4%) Actual Usage $11 7 1.20 Expected Total Monthly Service Fees Hashrate Performance Adjustment (3%) Actual Usage $12 3 6.00 - $840.00 - $840.00 Prepaid Minimum Service Fee Balance Due $33 1 . 20 Prepaid Minimum Service Fee Balance Due $39 6 . 00 Compute North Pool: At Customer’s request, Compute North will enroll and configure Customer in Compute North’s Bitcoin mining pool, which operates on a Full - Pay - Per - Share (FPPS) basis . Customer’s use of Compute North’s mining pool is subject to, and constitutes Customer’s acceptance of, the then - current terms of service posted at https : //mining . luxor . tech/legal/tos , as may be updated from time to time . Compute North shall be entitled to a fee equal to 2 % of Customer’s mining reward from its participation in Compute North’s pool . Customer acknowledges and agrees that Compute North is providing Customer with access to its mining pool for Customer’s convenience on an as - is basis and that Compute North does not make any warranties or guarantees, whether express or implied, regarding the availability or performance thereof . Firmware: Customer acknowledges and agrees that its use of alternate or non - standard firmware may be subject to third - party fees or other charges, which shall be Customer’s sole responsibility . Customer acknowledges and agrees that Compute North’s consent to Customer’s use of alternate or non - standard firmware and its provision of services relating thereto is for Customer’s convenience on an as - is basis, that Customer’s use of alternate or non - standard firmware is at Customer’s sole risk, and that Compute North does not make any warranties or guarantees, whether express or implied, with respect thereto . Risk Factors to Deployment: ☐ Land/Site Acquisition ☐ Regulatory Affairs ☐ Power Purchase Agreement (PPA) ☐ Infrastructure Equipment Availability & Supply Chain Order Type: ☐ For orders designated as “Renewal” or “Change Order” : This Order Form replaces all then - existing order forms under the applicable Agreement between Compute North and Customer for the identified Equipment, with all other order forms remaining in full force and effect . The Previous Orders and Equipment List attached and appended hereto identifies the Equipment that remains subject to a prior order form as of the date of this Order Form . CNv202011_9 Pg. 3 {921548 4:4 }

ց For orders designated a s “New”: This Addendum i s a nd shall b e i n a d ditio n to al l th e n - existin g order forms under the applicable Agreement between Compute North and Customer, which order forms shall remain in full force and effect. The Previous Orders and Equipment List attached and appended hereto identifies the Equipment that remains subject to a prior order form as of the date of this Order Form. Compute North LLC Customer By: By: Name: Charlie Faulkner Its: CEO Name: Kyle Wenzel Its: VP, Sales CNv202011_9 Pg. 4 {921548 4:4 }

COMPUTENORTH

Previous Orders and Equipment List

Batch #	Equipment Type	Quantity	Facility

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Previous Orders and Equipment List CNv202011_9 Pg. 5 {921548 4:4 } Batch # Equipment Type Quantity Facility